Exhibit 99.1

Kala Pharmaceuticals Announces Pricing of Public Offering of 7,500,000 Shares of Common Stock

WALTHAM, Mass — October 3, 2018 — Kala Pharmaceuticals, Inc. (“Kala”) (NASDAQ:KALA), a biopharmaceutical company focused on the development and commercialization of therapeutics using its proprietary mucus-penetrating particle (MPP) technology, announced today the pricing of an underwritten public offering of 7,500,000 shares of its common stock at a public offering price of $8.25 per share, before offering discounts. The offering will result in aggregate gross proceeds of approximately $61.9 million to Kala, before deducting underwriting discounts and offering expenses. Kala also granted the underwriters of the offering an option for a period of 30 days to purchase up to an additional 1,125,000 shares of common stock offered in the public offering at the public offering price, less the underwriting discount. The offering is expected to close on or about October 5, 2018, subject to customary closing conditions.

J.P. Morgan, BofA Merrill Lynch and Jefferies are acting as joint bookrunning managers for the offering. Cantor Fitzgerald & Co. is serving as lead manager for the offering, and Wedbush PacGrow and Oppenheimer & Co. Inc. are acting as co-managers for the offering.

The shares are being offered by Kala pursuant to a shelf registration statement (including a prospectus) that was previously filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”).  The offering is being made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on October 2, 2018 and is available on the SEC’s website at www.sec.gov.  A final prospectus supplement relating to the offering will be filed with the SEC and will form a part of the registration statement, and will also be available on the SEC’s website.

Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204; BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Kala Pharmaceuticals

Kala is a biopharmaceutical company focused on the development and commercialization of therapeutics using its proprietary MPP technology, with an initial focus on the treatment of eye diseases. Kala has applied the MPP technology to a corticosteroid, LE, designed for ocular applications, resulting in recently approved INVELTYS for the treatment of inflammation and pain following ocular surgery and its lead product candidate, KPI-121 0.25%, for the temporary relief of the signs and symptoms of dry eye disease.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve substantial risks and uncertainties including statements regarding whether or not Kala will be able to raise capital through the sale of shares of common stock, satisfaction of customary closing conditions related to the public offering and the impact of general economic, industry or political conditions in the United States or internationally. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the offering, Kala and its business can be found under the caption “Risk Factors” in the Company’s most recently filed Quarterly Report on Form 10-Q, the preliminary prospectus supplement filed with the SEC on October 2, 2018 in connection with the offering, the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2018 and other filings the Company makes with the SEC. All information in this press release is as of the date of the release and should not be relied upon as representing the Company’s views as of any subsequent date, and Kala undertakes no duty to update this information unless required by law.

Investor Contact

Michael Schaffzin

michael@sternir.com

212-362-1200

Media Contact

Kari Watson

kwatson@macbiocom.com

781-235-3060